EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between AV Homes, Inc. (“Company”) and Roger A. Cregg (“Executive”). Once signed by both of the parties, this Agreement will be deemed effective as of January 1, 2014 (“Effective Date”). This Agreement supercedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof, except as expressly provided herein.
1.    Employment. The Company hereby employs Executive as its President and Chief Executive Officer. Executive accepts such employment, reporting directly to the Board of Directors of the Company (“Board”).
2.    Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a thirty-six (36) month period beginning on the Effective Date and concluding thirty-six months later. (“Term”). This Agreement shall renew for an additional thirty-six (36) month term unless either party provides at least 180 days’ written notice to the other of its intention to terminate the Agreement upon the expiration of the Term.
3.    Place of Performance. Executive shall be based at the Company’s office located in Scottsdale, Arizona, but Executive from time-to-time may be required to travel to other geographic locations in connection with the performance of Executive’s duties. If the Company’s office is relocated from Scottsdale, Arizona, Executive would be required to be based at the new location; provided, however, that the provisions of Section 7.5(b) would be effective for any move of Company location in excess of fifty (50) miles.
4.    Duties and Responsibilities.
4.1    Service with the Company. Executive shall work exclusively for the Company, shall have all the customary powers and duties associated with Executive’s position(s) as set forth in Section 1 above, and shall perform the duties and responsibilities assigned to Executive by the Company. Executive shall devote Executive’s full business time and effort to the performance of Executive’s duties for the Company and its affiliates which Executive shall perform faithfully and to the best of Executive’s ability. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.
4.2    No Conflicting Duties. During the term of Executive’s employment, Executive shall not serve as an officer, director, employee, consultant or advisor to any other competing business or as an officer, employee or consultant to any other business, unless such other service is approved by a majority of the Board. Executive hereby confirms that Executive is under no contractual commitments inconsistent with Executive’s obligations set forth in this Agreement, and agrees that during the term of Executive’s employment Executive will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement; provided, that, Executive shall not be prohibited from (i) performing services for any charitable, religious or community organizations, or (ii) subject to written approval from a majority of the Board, serving on the board of directors of any entity that is not a competitor of the Company, so long as such services do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties hereunder. Notwithstanding for foregoing, Executive's service on the board of directors of Comerica Bank is hereby approved.
5.    Compensation.
5.1    Annual Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of $400,000 (“Annual Base Salary”), which salary shall be paid in conformity with the Company’s pay practices generally applicable to Company executives. Beginning in 2015, Base Salary shall be subject to annual review by the Board and may be increased and decreased pursuant to such review.
5.2    Annual Target Bonus. For each calendar year of the Term that commences after December 31, 2013, Executive shall be eligible to earn a bonus (the “Bonus”), which shall be targeted at 125% of the Executive’s Base Salary in effect on the last day of such calendar year (the “Target Bonus”). The actual amount of Executive’s Bonus, as determined under this Section 5.2, shall depend upon the level of Performance Targets (as defined below) that are achieved by the Executive as determined in good faith by the Compensation Committee of the Board (the “Compensation Committee”). “Performance Targets” means the performance goals and the corresponding amount(s) of the Bonus that are established by the Compensation Committee before the commencement of the calendar year to which such Performance Targets relate. With respect to the determination of the Bonus pursuant to this Section 5.2: (i) if 100% of the target goals are achieved in a given year, the Bonus shall be equal to the Target Bonus; and (ii) if the Company's achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the Bonus shall be calculated as determined in the Annual Incentive Plan (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the Bonus will be paid). To be eligible to earn a Bonus pursuant to this Section 5.2, Executive must be continuously employed by the Company through the last day of the calendar year to which the Bonus relates. Any earned Bonus will be paid before March 1 in the subsequent calendar year.
5.3    Standard Benefits. During the term of Executive’s employment, Executive shall be entitled to participate in all employee benefit plans and programs to the same extent generally available to Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.
5.4    Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses Executive incurs in connection with Executive’s employment, but must incur and account for those expenses in accordance with the policies and procedures established by the Company.
5.5     Vacation. During the Term, Executive shall be entitled to twenty (20) business days of paid vacation per calendar year, without carryover accumulation. If Executive’s employment is terminated for any reason by either Party, any unused vacation will be forfeited.
5.6     Legal Fees. The Company shall pay or reimburse Executive for all attorneys’ fees and other charges of counsel reasonably incurred by Executive in connection with the negotiation and execution of this Agreement and related agreements and arrangements up to a maximum of $10,000, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.
6.    Equity.
6.1     Annual Stock Bonus.
(a)    On the date of this Agreement and on January 1 of each calendar year beginning in 2015 (each a "Grant Date"), Executive shall be eligible to receive shares of restricted Common Stock (the "Stock Bonus") with a targeted amount equal to two (2) hundred percent (200%) of Base Salary in effect at the time of grant, divided by the average closing price of a share of Common Stock on the last 20 trading days prior to any Grant Date (the “Average Trading Price”). The Stock Bonus shall be divided with 60% being performance vested shares (the "Performance Shares") and 40% being time vested shares (the "Time Vested Shares").
(b)    The Performance Shares will vest (and the restrictions on such vested shares will lapse) on December 31 of the year that is three (3) years from the date of grant (or, December 31, 2017 in the case of the grant made on the date of this Agreement) (the "Performance Vesting Date"), provided that Executive remains continuously employed by the Company through each vesting date, upon Executive meeting the following performance goals ("Performance Goals"):
(i)    50% of the Performance Shares will vest if the Company achieves a Total Return to Stockholders ("TRS") of 8% or more per annum over the three (3) calendar year period on a cumulative basis beginning on the Grant Date (or, the period from the Grant Date to December 31, 2016 in the case of the grant made on the date of this Agreement), with TRS defined as all dividends paid and stock price appreciation measured over the 3 calendar year period beginning on the Grant Date (or, the period from the Grant Date to December 31, 2016 in the case of the grant made on the date of this Agreement). Stock price appreciation will be measured by comparing the Average Trading Price on the Grant Date with the Average Trading Price on the Performance Vesting Date.
(ii)    The remaining 50% of the Performance Shares will vest if the Company achieves a TRS of 15% or more per annum over the three (3) calendar year period on a cumulative basis beginning on the Grant Date (or, the period from the Grant Date to December 31, 2016 in the case of the grant made on the date of this Agreement). If TRS is greater than 11% but less than 15% over the three (3) calendar year period (or, the period from the Grant Date to December 31, 2016 in the case of the grant made on the date of this Agreement), the Performance Shares will vest on a pro-rata basis. For example, at 12% TRS, 25% of the remaining 50% of the Performance Shares will vest; at 13% TRS, 50% of the remaining 50% of the Performance Shares will vest; etc.
(c)    The Time Vested Shares shall vest in four (4) equal tranches with one quarter (25%) vesting on each December 31 following the Grant Date, provided that Executive remains continuously employed by the Company through each vesting date. The Restricted Stock Bonus shall be governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement) (“ICAP”) or any amendment or replacement thereof and the award option agreement that Executive and the Company shall enter into, the terms of which shall be consistent with this Section 6.1. Nothing in this agreement is intended to amend or supercede the ICAP.
6.2    Minimum Shareholding. Executive shall be required at all times to hold a number of vested shares of Common Stock having a fair market value equal to or greater than $2,500,000.00 (the “Minimum Shareholding Requirement”); provided, however, that the Minimum Shareholding Requirement shall not be in effect until the first time that Executive holds Common Stock having such a fair market value (i.e., when a sufficient number of shares of the Common stock granted pursuant to this Agreement have vested such that he owns (together with any Common Stock that he purchases) Common Stock having a fair market value equal to or greater than $2,500,000.00). Prior to exceeding the threshold, Executive may not sell or otherwise dispose of any shares of Common Stock vested pursuant to this Agreement (but may dispose of shares purchased on the open market), and any such sale or other disposition of his shares of Common Stock shall be null and void. Notwithstanding anything to the contrary elsewhere, it shall not be a violation of this Section 6.2 for Executive to sell shares of Common Stock (including where the Company withholds a sufficient number of shares of Common Stock upon the vesting of any equity award) to pay any tax liability resulting from the vesting of any equity award.
7.    Termination.
7.1    Termination by the Company Without Cause. The Company may terminate Executive’s employment pursuant to this Agreement with or without Cause (defined below) by giving written notice to Executive, subject to the payment obligations set forth in Section 7.6 below.
7.2    Termination by the Company for Cause. The Company may terminate Executive’s employment and this Agreement for Cause. As used herein, “Cause” shall mean:
(a)    An act of dishonesty in connection with Executive’s responsibilities as an employee;
(b)    Executive’s arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Board in good faith determines is damaging to the reputation or operation of the Company;
(c)    Executive’s insubordination or willful refusal to follow reasonable directives of the Board;
(d)    Executive’s breach or threatened breach of any fiduciary duty or duty of loyalty to the company;
(e)    Executive’s gross negligence or willful misconduct in the performance of Executive’s duties as an employee of the Company;
(f)    Executive’s engagement in conduct that the Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its affiliates, or
(g)    Executive’s failure to perform Executive’s assigned duties, and, where such failure is curable, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company.
7.3    Termination by Company for Death or Disability. Executive’s employment pursuant to this Agreement shall be deemed terminated by Company without Cause (i) upon the death of the Executive, or (ii) upon the Executive becoming totally disabled. For purposes of this Agreement, the term “totally disabled” means (a) an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of Executive’s duties for a period of one hundred eighty (180) or more consecutive days, as determined by the Company, or (b) receipt by Executive of long term disability benefits under any group disability policy provided through the Company.
7.4    Termination by Executive Without Cause. Executive may terminate Executive’s employment pursuant to this Agreement without any reason by giving notice to the Company. Executive agrees to use Executive’s best efforts to provide at least thirty (30) days’ written notice to the Company, provided that the Company may immediately accept such notice and Executive’s employment shall be deemed immediately terminated without Good Reason by Executive.
7.5    Termination by Executive for Good Reason. Executive’s employment pursuant to this Agreement may be terminated by Executive for “Good Reason” if Executive voluntarily terminates Executive’s employment as a result of any of the following:
(a)    Without Executive’s prior written consent, a reduction in Executive’s then current Annual Base Salary by 20% or more;
(b)    Without Executive’s prior written consent, a relocation of the Executive’s place of employment more than fifty (50) miles from its location on the Effective Date;
(c)    A material reduction in Executive’s duties or responsibilities; provided, however, that a change in the Executive’s reporting relationship or a change in the Executive’s title will not, by itself, be sufficient to constitute a material reduction in duties or responsibilities; or
(d)    The Company materially breaches any provision of this Agreement.
Executive must notify Company in writing within thirty (30) days of an event that is or would constitute Good Reason, and Company shall have thirty (30) days to cure any alleged Good Reason. Any such event shall cease to be Good Reason if Executive does not terminate Executive’s employment within sixty (60) days after the event occurs.
7.6    Payments Upon Termination.
(a)    If the Company terminates Executive’s employment for any reason other than Cause or Executive resigns for Good Reason, then Executive (or Executive’s estate) shall receive the following compensation, only:
(i)    the portion of Executive’s then current Annual Base Salary which has accrued through Executive’s date of termination;
(ii)    any vested incentive payments, stock options and restricted stock and other benefits to which Executive is entitled as of the date of termination in accordance with the terms of the governing documents, provided the payment thereof is not contingent or conditional on Executive’s continued employment with the Company or the satisfaction of any other condition which has not been satisfied; and
(iii)    if Executive signs a release of claims substantially in the form attached hereto as Exhibit A (as such form may be modified by the Company in its sole discretion), and provided Executive cooperates with the Company in transitioning Executive’s job responsibilities (including consulting by telephone as may be necessary) during the period he is paid severance and receives reimbursement for the cost of medical coverage, the Company shall pay to Executive, in addition to the amounts set forth above, the following severance payments and benefits:
(A) pro-rata Bonus for the year of termination based on actual achievement of results during such partial year, payable at the time when bonuses are payable to participants generally under the applicable bonus program;
(B)    continuation of Executive’s then current Annual Base Salary for eighteen (18) months, payable in accordance with the Company’s normal payroll procedures and policies as if Executive had remained employed with the Company, starting on the first regular Company payday after the Company receives the signed release of claims and any revocation period has expired; and
(C) reimbursement of Executive’s costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following Executive’s termination as if Executive had remained employed with the Company, and to the same extent provided to Executive and Executive’s family immediately prior to the date of termination.
(b)    If Executive’s employment terminates within twenty-four (24) months of a Change in Control for any reason other than Cause or Executive resigns for Good Reason, then Executive (or Executive’s estate) shall receive the following compensation:

(i)    the portion of Executive’s then current Annual Base Salary which has accrued through Executive’s date of termination;

(ii)    any vested incentive payments, stock options and restricted stock and other benefits to which Executive is entitled as of the date of termination in accordance with the terms of the governing documents, provided the payment thereof is not contingent or conditional on Executive’s continued employment with the Company or the satisfaction of any other condition which has not been satisfied; and

(iii)    if Executive signs a release of claims substantially in the form attached hereto as Exhibit A (as such form may be modified by the Company in its sole discretion), and provided Executive cooperates with the Company in transitioning Executive’s job responsibilities (including consulting by telephone as may be necessary) during the period he is paid severance and receives reimbursement for the cost of medical coverage, the Company shall pay to Executive, in addition to the amounts set forth above, the following severance payments and benefits:

(A)     Eighteen (18) months of Executive’s Annual Target Bonus;

(B)    continuation of Executive’s then current Annual Base Salary for eighteen (18) months, payable in accordance with the Company’s normal payroll procedures and policies as if Executive had remained employed with the Company, starting on the first regular Company payday after the Company receives the signed release of claims and any revocation period has expired; and

(C)     Full vesting of any unvested stock shares previously awarded to Executive, which in all other respects shall be subject to the terms of the CAP and award grant.

(D)    reimbursement of Executive’s costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following Executive’s termination as if Executive had remained employed with the Company, and to the same extent provided to Executive and Executive’s family immediately prior to the date of termination.

(c)    For purposes of Section 7.6(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:
(i)    A person or entity or group of persons or entities, acting in concert, shall become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the issued and outstanding common stock of the Company (a "Significant Owner"), unless such shares are originally issued to such Significant Owner by the Company; or
(ii)    The majority of the Company's Board of Directors is no longer comprised of the incumbent directors who constitute the Board of Directors on the Effective Date and any other individual(s) who becomes a director subsequent to the Effective Date whose initial election or nomination for election as a director, as the case may be, was approved by at least a majority of the directors who comprised the incumbent directors as of the date of such election or nomination; or
(iii)    A sale of all or substantially all of the assets of the Company; or
(iv)    The Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (iii) above, and such transaction shall have been consummated.
The release described above shall be furnished to the Executive as soon as practical, but in no event more than five (5) days after the date of Executive’s termination of employment, and, provided that the Executive has signed and not revoked the release, payment of the compensation described in this Section 7.6(a)(iii) or 7.6(b)(iii), shall commence (except to the extent that a deferral until six (6) months following termination is required by Section 7.7) on the first regular payday after the revocation period expires, but in no event later than the first regular payday that follows the sixty (60)-day anniversary of the date of termination (the “latest commencement date”); provided that if the latest commencement date falls in the year following the year that includes the termination date, payment shall commence not earlier than the first regular payday in such following year. Anything else contained herein to the contrary, in no event shall any amount payable to the Executive pursuant to Section 7.6(a)(iii) or 7.6(b)(iii) be paid later than the last day of the second year after the year that includes the termination date, and any amount that would otherwise be payable after such date shall be paid on such date.
(d)    If the Company terminates Executive’s employment for Cause, then Executive shall be entitled only to the compensation set forth in Section 7.6(a)(i) above. If Executive voluntarily resigns for other than Good Reason, then Executive shall be entitled to only the compensation set forth in Sections 7.6(a)(i)-(ii) above. Such amounts shall be paid in accordance with the Company’s normal payroll procedures and policies.
7.7    IRC Section 409A Limitation. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (i) the date which is six (6) months after Executive’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (ii) the date of Executive’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code). The provisions of this Section 7.7 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In the event that the Executive incurs a termination of employment that does not constitute a “separation from service” as defined in Section 409A of the Code, then the Executive’s rights to the compensation described in Section 7.6 shall vest as of the date on which the termination of employment occurs, but payment of any amounts that constitute deferred compensation subject to Section 409A of the Code shall be deferred until the earlier of (i) the date on which the Executive incurs a separation from service as so defined (or six months thereafter if the first Section of this Section 7.7 applies), or (ii) the date of the participant’s death. The determination of whether the Executive is a specified employee shall be made in accordance with Treasury Regulations §1.409A-1(i), with such modifications as may be elected by AV Homes, Inc. in accordance with §1.409A-1(i)(8). Any such election shall be deemed incorporated into this Agreement, and shall be binding upon both the Company and the Executive.
The intent of the parties is to insure that the Agreement satisfies the requirements of Section 409A of the Code, and it shall be so interpreted. It is the understanding and intention of the parties that the compensation to be paid to the Executive pursuant to Section 7.6(a)(iii) is exempt from Section 409A as separation pay paid only on an involuntary separation from service pursuant to Treasury Regulations §1.409A-1(b)(9)(iii); however, upon the Executive’s termination of employment for any reason, the Company shall determine in good faith based upon existing authority whether such compensation is subject to Section 409A and, if the Company so determines, the provisions of the Agreement applicable to deferred compensation subject to Section 409A of the Code shall apply. Notwithstanding the foregoing, in no event shall the Company be liable or responsible for any tax penalties imposed on the Executive pursuant to Section 409A.
7.8    Set-off. Any amounts otherwise payable to the Executive under this Agreement shall be subject to set-off in the amount of any outstanding monetary obligation Executive may have to the Company or any of its affiliates representing travel advances, loans or any other extension of credit or payment to Executive.
8.    Restrictions.
8.1    Acknowledgement. Executive acknowledges and agrees that the Company has invested substantial time, money and resources in the development of its Confidential Information and the development and retention of its employees, officers, directors, agents, customers, clients, suppliers, licensors and licensees. Executive further acknowledges that during the course of Executive’s employment, Executive may be introduced to customers, clients, agents, suppliers, licensors and licensees of the Company, and agrees that any “goodwill” associated with any customer, client, agent, supplier, licensor or licensee belongs exclusively to the Company. In recognition of the foregoing, Executive specifically acknowledges and agrees Executive will not directly or indirectly in any position or capacity engage in the restricted activities in this Section 8 for Executive or for any other person, business, corporation, partnership or other entity.
8.2    Confidentiality. Executive acknowledges that he has and shall come in contact with and shall have, during his employment, access to Confidential Information of the Company and its affiliates. “Confidential Information” means any Company or Company affiliate proprietary information, research, data, trade secrets or know-how, including, without limitation, information relating to investment, technical and research data, products, services, clients, prospective clients, markets, costs, pricing, methods, processes, employees, suppliers, software, Company or Company affiliate forms and records, developments, prospects, marketing, finances or other business information, whether disclosed to Executive by the Company or its affiliates directly or indirectly, in writing or other tangible form, orally or by observation. Except in performance of services for the Company and its affiliates, Executive shall not, either during his employment or after the termination of Executive’s employment with the Company or its affiliates for any reason, use for his own benefit or disclose to or use for the benefit of any person outside the Company and its affiliates, any Confidential Information of the Company or its affiliates, whether Executive has such information in his memory or embodied in writing or other tangible form, provided that such information is not already lawfully available to the public. All such Confidential Information and all originals and copies of any Confidential Information, and any other written material relating to the business of the Company or its affiliates, shall be the sole property of the Company or its affiliates. Upon the termination of Executive’s employment in any manner or for any reason, he shall promptly surrender to the Company and its affiliates all originals and copies of any Confidential Information, and he shall not thereafter use any Confidential Information. Executive agrees to take no action prejudicial to the interests of the Company or its affiliates during his employment, other than defending or enforcing any legal or statutory rights and rights under this Agreement. Executive agrees that this promise shall never expire.
8.3    Promise Not to Compete or Solicit. Executive covenants and agrees that during Executive’s employment and for a period of eighteen (18) months following Executive’s termination of employment, whether such termination occurs at the insistence of the Companyor Executive (for whatever reason), Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, either directly or indirectly, for Executive or any third party, engage or invest in any business or activity which is directly or indirectly in competition with any business or activity engaged in by the Company or activity in which the Company planned or proposed, to the knowledge of Executive, to become engaged (provided that Executive shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a public company). The geographic scope of the restriction contained in this Section 8.3 is limited to the states in which Executive (i) provided services on behalf of the Company (or in which Executive supervised directly, indirectly, in whole or in part, the servicing activities), and/or (ii) solicited customers or sold services on behalf of the Company (or in which Executive supervised directly, indirectly, in whole or in part, the solicitation or servicing activities related to such customers), during the twenty-four (24) months prior to the termination of Executive’s employment. Notwithstanding anything to the contrary above, Executive shall be permitted to be a non-executive director of a business which is directly or indirectly in competition with any business or activity engaged in by the Company or activity in which the Company planned or proposed, to the knowledge of Executive, if less than 10% of that business’ gross revenues are generated from a state in which the Company conducts business.
8.4    Agreement not to Solicit Employees. Executive covenants and agrees that during Executive’s employment and for a period of eighteen (18) months after the termination of Executive’s employment, whether such termination occurs at the insistence of the Company or Executive (for whatever reason), Executive shall not, individually or jointly with others, directly or indirectly recruit, hire, encourage, or attempt to recruit or hire, or by assisting others, any employees of the Company nor shall Executive contact or communicate with same for the purpose of inducing, assisting, encouraging and/or facilitating the Company’s employees to terminate their employment with the Company or find employment or work with another person or entity. Additionally, Executive shall not provide or pass along to any person or entity the name, contact and/or background information about any of the Company’s employees or provide references or any other information about them. Additionally, Executive shall not provide or pass along to the Company’s employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications. Further, Executive shall not offer employment to or work to any employees of the Company. For purposes of this covenant “employees” shall refer to employees of Company that Executive supervised, was supervised by or otherwise worked with in any capacity during the twenty-four (24) months prior to termination of Executive’s employment. .
8.5    Agreement not to Solicit Customers. Executive further covenants and agrees that during Executive’s employment and for a period of eighteen (18) months following the termination of Executive’s employment, whether such termination occurs at the insistence of the Company or Executive (for whatever reason), Executive shall not individually, or by assisting any other person to, directly or indirectly, (i) solicit, contact, or communicate with any person or company, for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment with the Company ends, who was a customer of the Company at the Company location(s) at which Executive worked during the twenty-four (24) months preceding the termination of Executive’s employment, (ii) solicit, contact, or communicate with any person or company, for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment and/or engagement with the Company ends, that Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or that Executive supervised directly, indirectly, in whole or in part, the solicitation or servicing activities related to such person or company) at any time during the twenty-four (24) months preceding the termination of Executive’s employment and/or engagement; (iii) induce any customer, supplier or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products and/or service, or (iv) transact business (relating to the business of the Company) with any customer with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, except with the expressed written consent of the Company. The restrictions set forth in Section 8.5(iv) apply to customers, suppliers or other persons with whom the Company engaged in business at the the Company location at which Executive worked, or to the knowledge of the Executive planned or proposed to engage in business and apply even in those circumstances in which Executive was responsible for initiating or developing the business relationship with such customer.
8.6    Executive promises, warrants and represents that in the event Executive’s employment ends, whether at the insistence of Executive or the Company (for whatever reason), Executive will return to the Company on Executive’s last day of employment all of the Company’s property including, but not limited to, Proprietary Information, all sales aids, computer data, laptops, motor vehicles, computers, customer lists or information, access databases, customer contact information, reports, price lists, cell phones, PDAs, computers, pagers, electronic devices, equipment, supplies, access cards, keys, or other materials received from the Company, or from any of its customers, agents, or suppliers.
8.7    Executive acknowledges that any violation by Executive of the provisions of Sections 8.3, 8.4 or 8.5 would cause serious and irreparable damage to the Company. Executive further acknowledges that it might not be possible to measure such damage in money. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Sections 8.3, 8.4 or 8.5, the Company may seek, in addition to any other rights or remedies, including money damages for specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting Executive from doing or continuing to do any acts constituting such breach or threatened breach.
8.8    The Company and Executive have attempted to limit the restrictive covenants in Sections 8.3, 8.4 or 8.5 as reasonably necessary to the extent permitted by law. In the event a court of competent jurisdiction determines the restrictions contained in Sections 8.3, 8.4 or 8.5 are unreasonable in geographic scope, duration, or activity prohibited, then the parties agree that the court shall amend such provision, but only so much as shall be necessary for the restrictions to be enforceable.
8.9    As noted above, Executive shall not solicit the Company’s customers or prospective customers. In the event of any such solicitation, Executive agrees to notify the Company of such solicitation and contact within one (1) business day of any such solicitation.
8.10    Executive’s agreements in Sections 8.3, 8.4 and 8.5 shall be extended for the period of time which Executive violates one or more of these agreements and/or during any period during which the Company appeals from an order refusing to enforce any of these agreements or covenants. The tolling or extension period shall not exceed twelve (12) months under any circumstances.
8.11    Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during Executive’s employment with the Company, except intellectual property that has no relation to the Company or any of its customers that Executive developed purely on Executive’s own time and at Executive’s own expense, shall be the sole and exclusive property of the Company, and Executive hereby assigns all of Executive’s rights, title and interest in any such intellectual property to the Company.
8.12    Disparagement. Executive agrees that he will not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its affiliates or any of its/their personnel, nor shall he, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of the Company or any of its affiliates, in each case except to the extent required by law (and then only after consultation with the Company to the extent possible) or to enforce the terms of this Agreement.
8.13    Cooperation/Investigations. Executive shall cooperate with the Company and be available for any investigations, litigation or arbitrations in which the Company may request Executive’s assistance or testimony after the Effective Date. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with such cooperation.
8.14    Enforcement of this Section. The provisions of this Section 8 shall continue to apply and be binding notwithstanding any changes to Executive’s compensation, position, job title, responsibilities, duties, geographic location or other terms of employment, and Executive’s violation of any of this Section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if Executive violates any of the provisions of this Section 8, the Company shall be entitled to, in addition to other remedies available to it described above, terminate further severance payments and benefits payable pursuant to Section 7.6 of this Agreement.
9.    Notice.
9.1    To the Company. Executive will send all communications to the Company relating to this Agreement in writing, addressed as follows (or in any other manner the Company notifies Executive to use), addressed as follows:

If Mailed:	Chairman of the Compensation Committee
c/o General Counsel
AV Homes, Inc.
8601 N. Scottsdale Rd., Suite 225
Scottsdale, AZ 85323

If Faxed:	Chairman of the Compensation Committee
c/o General Counsel
(480)948-0701
9.2    To Executive. All communications from the Company to Executive relating to this Agreement must be sent to Executive in writing (or in any other manner Executive notifies the Company to use), addressed as follows:

If Mailed:	Roger A. Cregg
8333 E. Via Paseo Del Norte #1024
Scottsdale, AZ 85258
(248)496-5500

If emailed:	racregg@gmail.com
9.3    Time Notice Deemed Given. Notice shall be deemed to have been given (i) when delivered; (ii) two business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid; or (iii) when faxed with confirmation of delivery.
10.    Governing Law/Waiver of Jury Trial.
10.1    Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, NY, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party agrees the sole and exclusive venue of any action between them shall rest in New York, NY. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
10.2    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; (C) each such party makes this waiver voluntarily; and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.2.
11.    Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and the Chairman of the Board. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
12.    Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company as a result of section 280G of the Code, then, to the extent necessary to make the maximum amount of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under section 4999 of the Code on such unreduced Total Payments).
13.    Indemnification; D&O Insurance. Executive shall be indemnified and held harmless (including the advancement of attorneys’ fees) to the fullest extent permitted or authorized by the Company’s by-laws or other applicable plan, program, agreement or arrangement of the Company. The rights conferred in this Section 13 shall continue as to Executive even if he ceases to be a director or officer of the Company and shall inure to the benefit of Executor’s heirs, executors and administrators. The Company shall also provide Executive with coverage under its directors’ and officers’ liability insurance policy (or policies) to the same extent provided to its other senior executive officers generally.
14.    Successors/Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. Company may assign its rights and obligations under this Agreement to any successor.
15.    Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.
16.    Validity. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.
17.    Legal Representation. This Agreement has been prepared by legal counsel for the Company. Executive acknowledges that in connection with this Agreement such legal counsel exclusively represents the interests of the Company and not the interests of Executive. Further, Executive acknowledges and confirms that Executive has had the opportunity to seek such legal and financial advice and representation from Executive’s own legal counsel (which, for the avoidance of doubt, does not include any in-house or outside counsel for the Company) and advisors as Executive has deemed appropriate in connection with this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
19.    Entire Agreement. Except for benefit documents and Executive’s Employee Obligations Agreement, this Agreement constitutes the final, complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. This Agreement supercedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof, except as expressly provided herein, including but not limited to that certain Employment Agreement between the parties dated December 2, 2012. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of a prior course of dealings. In entering into this Agreement, neither party has relied upon any statement, representation, warranty, or agreement of the other party except for those expressly contained in this Agreement.

[SIGNATURE PAGE FOLLOWS]

Date: _________, 2013    “Company”
AV HOMES, INC.
By:
Its:

Date: _________, 2013    “Executive”

Roger A. Cregg

EXHIBIT A TO EXECUTIVE EMPLOYMENT AGREEMENT

RELEASE

1.    The undersigned (“Executive”), for other good and valuable consideration to which Executive is not otherwise entitled, the receipt and sufficiency of which is hereby acknowledged, (on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns) hereby releases and discharges AV Homes, Inc. (the “Company”), its affiliates, and its/their directors, officers, agents and employees, in their individual, corporate and official capacities, from all liability, claims, demands, causes of action or grievances, known or unknown, which Executive may have, or which could be alleged, in law or equity, from the beginning of time until the date this Release is executed, including but not limited to those arising out of or in any way related or incident to Executive’s employment with the Company or the termination of Executive’s employment by the Company.
2.    Executive’s release and discharge includes, without limitation, any claims or potential claims under the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Executive Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ‘2101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., Arizona Civil Rights Act – Ariz. Rev. Stat. §41-1401 et seq.; Arizona Employment Protections Act – Title 23, Ch. 9, Art. 1, Ariz. Rev. Stat. §23-1501, and any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rules and/or regulation.
3.    Executive’s release and discharge also includes, without limitation, any contract or tort claim or potential claim and any claim arising under common law, such as claims for breach of contract, defamation, breach of implied covenant of good faith and fair dealing, misrepresentation, libel, slander, invasion of privacy, negligence, interference with advantageous relations, infliction of emotional distress, loss of consortium, discrimination, or wrongful termination.
4.    Executive’s release and discharge also includes, without limitation, a release and discharge of any claim for reinstatement, back pay, fringe benefits, medical expenses, attorneys’ fees and expenses, damages, punitive damages, or consequential damages.
5.    Notwithstanding the foregoing, Executive does not release any (and specifically reserves all) rights to enforce the terms of the Executive Employment Agreement between the Company and Executive and Executive’s rights under the Company benefit plans and charter documents.
6.    This Release is intended to comply with the Older Workers’ Benefit Protection Act. Executive acknowledges that he has carefully read and fully understands the provisions of this Agreement. Executive is releasing rights available to him under the Age Discrimination in Employment Act (ADEA). Executive is not releasing any rights that may arise under the ADEA after he signs this Agreement. Executive has the right to, and he should, consult with an attorney before signing this Agreement. Executive has 21 days from the date he received this Release to consider it and sign it. If Executive chooses to sign this document, Executive has seven (7) days to change his mind and revoke the agreement. If Executive chooses to revoke the Agreement, Executive must deliver by certified mail, return receipt requested, written notice of revocation to the Company to the attention of the General Counsel at the Company’s corporate address in Scottsdale, Arizona. Executive also understands that payments to which Executive may become entitled by signing this Agreement will not be paid until after the seven (7) days during which Executive can revoke the Agreement.
This Release is signed as an instrument under seal.

Name

Signature

Date

16681918.1

16933627.1